NOTICE OF CHANGE OF AUDITORS
(Prepared in accordance with section 4.11 of National Instrument 51-102 - Continuous Disclosure Obligations ("NI 51-102"))

        TO:                       Schwartz Levitsky Feldman LLP, Chartered Accountants

        AND TO:             Grant Thornton LLP, Chartered Accountants

        TAKE NOTICE THAT Grant Thornton LLP, Chartered Accountants ("Grant Thornton"), the auditors of Micromem Technologies Inc. (the "Corporation"), have resigned as auditors of the Corporation, effective September 15, 2005, and the directors of the Corporation have appointed Schwartz Levitsky Feldman LLP, Chartered Accountants ("SLF"), as the new auditors of the Corporation to hold office until the next annual meeting of shareholders.

         TAKE FURTHER NOTICE THAT:

1. the Corporation's Audit Committee has accepted the resignation of Grant Thornton and they have approved, ratified and confirmed the appointment of SLF as auditors of the Corporation;

2. Grant Thornton resigned as auditors of the Corporation;

3. Grant Thornton's auditor's report on the Corporation's financial statements relating to the Corporation's financial year ended October 31, 2004 (the "Relevant Period") did not contain any reservation; and

4. there have been no reportable events (as such term is defined in NI-51-102) during the Relevant Period.

 DATED as of the 16th day of September, 2005.

MICROMEM TECHNOLOGIES INC.

Per: "Dan Amadori" (signed)
Name: Dan Amadori
Title: Chief Financial Officer